Exhibit 11
                      McKESSON CORPORATION
            COMPUTATION OF EARNINGS PER COMMON SHARE
                           (unaudited)
             (in millions except per share amounts)

                              Three Months Ended Nine Months Ended
                                  December 31      December 31
                                ---------------  ---------------
                                  1995   1994      1995   1994
                                  ----   ----      ----   ----
FULLY DILUTED EARNINGS PER SHARE
  Income after taxes from
    continuing operations           $32.9 $(276.3) $97.4 $(232.8)
  Contribution adjustment -
    Series B ESOP convertible
    preferred stock(1)                  -       -      -    (1.8)
                                     ----   -----   ----   -----
                                     32.9  (276.3)  97.4  (234.6)
  Discontinued operations               -     3.0      -    21.0
  Discontinued operations -
    gain on sale of PCS                 -   576.7      -   576.7
                                     ----   -----   ----   -----
          Total                     $32.9  $303.4  $97.4  $363.1
                                     ====   =====   ====   =====
  Fully diluted shares
    Common shares outstanding(2)     46.6    44.2   46.8    42.6
    Convertible securities - dilutive   -     1.4      -     2.5
                                     ----    ----   ----    ----
          Total                      46.6    45.6   46.8    45.1
                                     ====    ====   ====    ====
  Fully diluted earnings (loss) per share
    Continuing operations           $0.70  $(6.06) $2.08  $(5.20)
    Discontinued operations             -    0.07      -    0.47
    Discontinued operations -
      gain on sale of PCS               -   12.64      -   12.78
                                     ----   -----   ----   -----
          Total                     $0.70  $ 6.65  $2.08  $ 8.05
                                     ====   =====   ====   =====
PRIMARY EARNINGS PER SHARE
  Income after taxes from
    continuing operations           $32.9 $(276.3) $97.4 $(232.8)
  Dividend requirements -
    preferred stocks(1)                 -       -      -    (3.5)
                                     ----   -----   ----   -----
                                     32.9  (276.3)  97.4  (236.3)
  Discontinued operations               -     3.0      -    21.0
  Discontinued operations -
    gain on sale of PCS                 -   576.7      -   576.7
                                     ----   -----   ----   -----
          Total                     $32.9  $303.4  $97.4  $361.4
                                     ====   =====   ====   =====
  Primary shares
    Common shares outstanding(2)     46.6    44.2   46.7    42.6
                                     ====    ====   ====    ====
  Primary earnings (loss) per share
    Continuing operations           $0.70  $(6.24) $2.08  $(5.55)
    Discontinued operations             -    0.07      -    0.50
    Discontinued operations -
      gain on sale of PCS               -   13.03      -   13.54
                                     ----   -----   ----   -----
          Total                     $0.70  $ 6.86  $2.08  $ 8.49
                                     ====   =====   ====   =====
(1)  Net of certain tax benefits.
(2) Common shares outstanding have been computed by adding the monthly averages (beginning of the month plus end of the month divided by 2), dividing the aggregate by 3 or 9, as appropriate, and adjusting this total for dilutive stock options using the treasury stock method based on the greater of the common share price at the end of the period or the average common share price during the period (fully diluted) and on the average common share price during the period (primary).